Exhibit 99.1

pingtan marine enterprise Reports FINANCIAL RESULTS

for the THIRD quarter and NINE months ended SEPTEMBER 30, 2018

Company to Hold Conference Call on Friday, November 9, 2018, at 8:30 AM ET

FUZHOU, China, November 8, 2018 – Pingtan Marine Enterprise Ltd. (Nasdaq: PME), (“Pingtan” or the “Company”), a global fishing company based in the People’s Republic of China (PRC), today announced its unaudited financial results for the third quarter and nine months ended September 30, 2018.

The Company’s recent notable events are as follows:

●	October 2018: The Company announced that it will soon complete the modification and rebuilding project for its 27 new fishing vessels, and the first batch of 4 vessels have completed all inspections and the modification and rebuilding project. The new fishing vessels are expected to be put in operation in batches starting November 2018.
●	November 2018: The first batch of 4 vessels that have completed the modification and rebuilding project just departed the port from Fuzhou on November 7 EST and will sail to the international waters of the Indian Ocean for operation.

Management Comments

Mr. Xinrong Zhuo, Chairman and CEO of the Company, commented, “We were pleased to deliver strong operating and financial results during the third quarter of 2018. In early January this year, we announced that Pingtan has deployed two large scaled new squid jigging vessels into the international waters of the Atlantic Ocean; after months of operation, the two squid jigging vessels further enriched our product mix by providing Argentina squid and Peru squid products and increased harvest volume. Despite the average unit sale price decrease due to different sales product mix and sufficient market supplies this season, Pingtan was able to achieve an increase in sales volume by 279% and an increase in revenue by 168.8% for this quarter as compared to the same period in the previous year, which is an improvement in our operation performance. In late October, we were pleased to announce that we will soon complete the modification and rebuilding project for our 27 new fishing vessels and that these vessels are expected to be placed to designated water for operation in batches. The first batch of 4 fishing vessels that completed the modification and rebuilding project, all large scaled light luring seine fishing vessels, just departed the port from Fuzhou last night New York time for voyage and will sail to the international waters of the Indian Ocean for operation. The remaining 23 vessels shall be in service successively. As we entered the fourth quarter, management continues to observe market changes so that we may quickly adjust our sales strategy in preparation for the coming peak season during the Spring Festival in 2019. We expect to demonstrate improved performance in all aspects of operation in the future.”

Pingtan Marine Enterprise, Ltd.	Page 2
November 8, 2018

Factors Affecting Pingtan’s Results of Operation

As previously disclosed in our Forms 10-K and 10-Q filed since 2015, in early December 2014, the Indonesian government introduced a six-month moratorium on issuing new fishing licenses and renewals so that the country’s Ministry of Maritime Affairs and Fisheries (“MMAF”) could combat illegal fishing and rectify ocean fishing order. In February 2015, Pingtan ceased all fishing operations in Indonesia.  During the moratorium, the Company was informed that fishing licenses of four vessels operated through PT. Avona, one of the local companies through which Pingtan conducts business in Indonesia, and the fishery business license of PT. Dwikarya, the other local company through which the Company conducts business in Indonesia, were revoked. As a result and because license renewal was prohibited due to the general moratorium, all local fishing licenses of the Company’s vessels in Indonesia are presently inactive.

In November 2015, the Indonesian government announced that the moratorium had concluded. As the MMAF has not implemented new fishing policies and resume the license renewal process, the Company does not know when exactly licensing and renewal will start. Since the Company historically derived a majority of its revenue from this area, this ban has caused a significant drop in the Company’s production and financial results will continue to be adversely affected.

In September 2017, the Company was informed that the fishing licenses of 13 vessels deployed to the Indo-Pacific waters were suspended and the vessels were docked in the port by the Ministry of Agriculture and Fisheries of the Democratic Republic of Timor-Leste (“MAF”). The MAF alleged and investigated whether false statements were made during the licensing process and the vessels were simultaneously registered in Indonesia.  The Company disputed these allegations and the government of Timor-Leste eventually agreed to release these vessels as no evidence was presented to support such allegations. The 13 vessels have returned to China for regular maintenance.

As of September 30, 2018, among the Company’s 140 vessels, 12 are located in the Bay of Bengal in India; 11 are located in international waters; 13 have returned to China from the Democratic Republic of Timor-Leste due to the reason described above; and 27 vessels are in the modification and rebuilding project. The remaining 77 vessels were licensed by the Ministry of Agriculture and Rural Affairs of the People’s Republic of China (“MOA”) to operate in the Arafura Sea in Indonesia. The vessels in Indonesian waters, however, are not in operation because the licenses are currently inactive due to either the moratorium discussed above, the revocation of the fishery business license of the local entity through which the vessels operate, or, with respect to four vessels, the revocation of the local fishing licenses.

Third Quarter 2018 Financial Highlights (all results are compared to prior year period)

●	Revenue increased by 168.8% to $14.7 million from $5.5 million as a result of increase in sales activities from recovery of production capacity.
●	Gross profit increased by 10,886.4% to $9.4 million from a gross loss of $87,004.
●	Net income increased by 110.4% to $13.7 million from net income of $6.5 million.
●	Net income attributable to owners of the Company was $12.6 million, or $0.16 per basic and diluted share, an increase of 111.7% from net income attributable to owners of the Company of $6.0 million, or $0.08 per basic and diluted share.

Pingtan Marine Enterprise, Ltd.	Page 3
November 8, 2018

Third Quarter 2018 Selected Financial Highlights

($ in millions, except per share data)	Three Months ended September 30,
	2018	2017
	(Unaudited)	(Unaudited)
Revenue	$14.7	$5.5
Cost of Revenue	$5.3	$5.5
Gross Profit	$9.4	$(0.1)
Gross Margin	63.9%	(1.6)%
Net income attributable to owners of the Company	$12.6	$6.0
Basic and Diluted Weighted Average Shares Outstanding	79.1	79.1
EPS (in $)	$0.16	$0.08

Balance Sheet Highlights

	9/30/2018	12/31/2017
($ in millions, except per share data)	(Unaudited)	(Audited)
Cash and Cash Equivalents	$9.5	$2.0
Total Current Assets	$27.8	$20.8
Total Assets	$246.4	$201.1
Total Current Liabilities	$65.4	$36.4
Total Long-term Debt, net of current portion	$26.1	$17.2
Total Liabilities	$91.5	$53.6
Shareholders’ Equity	$154.8	$147.5
Total Liabilities and Shareholders’ Equity	$246.4	$201.1
Book Value Per Share (in $)	$1.96	$1.87

Consolidated Financial and Operating Review

Revenue

Revenue for the three months ended September 30, 2018 was $14.7 million, increasing 168.8% from $5.5 million of the same period in 2017. The increase was mainly attributable to an increase in sales activities from recovery of production capacity. Sales volume in the three months ended September 30, 2018 increased by 279.3% to 5,827,555 kg from 1,536,369 kg in the three months ended September 30, 2017. Due to sufficient market supplies of fish products, however, the average unit sale price decreased by 29.2% in the three months ended September 30, 2018 as compared to the three months ended September 30, 2017.

For the nine months ended September 30, 2018, the Company’s revenue decreased to $39.2 million from $46.8 million for the nine months ended September 30, 2017. The decrease in revenue was primarily attributable to the different sales mix and decreased average unit sale price, as compared to the same period in 2017. Sales volume increased by 26.5% to 15,893,704 kg from 12,566,227 kg in the nine months ended September 30, 2017. Average unit sale price decreased by 34.0% as compared to the nine months ended September 30, 2017. The decrease was due to the same reasons described above.

Gross Margin

The Company’s gross margin was 63.9% for the three months ended September 30, 2018, compared to (1.6) % in the prior-year period. The significant increase was primarily attributable to an increased number of deliveries into warehouse that averaged down selling cost and lowered the unit production cost of fish.

Pingtan Marine Enterprise, Ltd.	Page 4
November 8, 2018

For the nine months ended September 30, 2018, gross margin increased to 56.0% from 28.7% for the nine months ended September 30, 2017. The increase was primarily due to the same reasons described above.

Gross profit for the three months ended September 30, 2018 was $9,384,636, representing an increase of $9,471,640, or 10,886.4%, as compared to gross loss of $87,004 for the three months ended September 30, 2017.

Gross profit for the nine months ended September 30, 2018 was $21,940,724, representing an increase of $8,481,267, or 63.0%, as compared to gross profit of $13,459,457 for the nine months ended September 30, 2017. The increase was due to the same reasons described above.

Selling Expenses

Selling expenses were $0.3 million for the three months ended September 30, 2018, compared to $0.2 million in the prior-year period. The increase was primarily due to the increase in storage fees and shipping and handling fees as a result of an increased number of deliveries from Customs to warehouse, and larger warehouses were rented as more fish were delivered for inventory compared to the prior year period.

For the nine months ended September 30, 2018, selling expenses were $1.2 million, compared to $0.8 million in the same period of 2017. The increase was primarily due to the same reasons described above.

General & Administrative Expenses

For the three months ended September 30, 2018, general and administrative expenses were $2.15 million, compared to $2.2 million in the prior-year period, a decrease of $43,860 or 2.0%, among which compensation and related benefits decreased by $43,900; professional fees decreased by $347,988; travel and entertainment expense decreased by $23,415; while depreciation of non-operating vessels recorded as general and administrative expenses increased by $159,050 and other general and administrative expense increased by $227,170. The increase and decrease in expenses overall, after expenses offset, led to a small percentage of decrease in general and administrative expenses

For the nine months ended September 30, 2018, general and administrative expenses were $8.3 million compared to $6.9 million in the same period of 2017, an increase of 19.9%. The increase was primarily due to the increase of $495,493 in salary for the crews on non-operating vessels booked as general and administrative expenses, an increase of $ 840,740 in depreciation of these vessels, an increase of $127,000 in insurance, and an increase of $126,000 in bank service charge.

Net Income

Net income for the three months ended September 30, 2018 was $13.7 million compared to net income of $6.5 million in the same period of 2017, an increase of 110.4%.

For the nine months ended September 30, 2018, net income was $18.1 million, compared to $27.2 million in prior year period, a decrease of 33.6%.

Pingtan Marine Enterprise, Ltd.	Page 5
November 8, 2018

Net Income Attributable to Owners of the Company

For the three months ended September 30, 2018, net income attributable to owners of the Company was $12.6 million, or $0.16 per basic and diluted share, compared to net income attributable to owners of the Company of $6.0 million, or $0.08 per basic and diluted share, in the same period of 2017.

For the nine months ended September 30, 2018, net income attributable to owners of the Company was $16.4 million, or $0.21 per basic and diluted share, compared to net income attributable to owners of the Company of $24.8 million, or $0.31 per basic and diluted share, in the same period of 2017.

Conference Call Details

Pingtan also announced that it will discuss financial results in a conference call on Friday, November 9, 2018, at 8:30 AM EST.

The dial-in numbers are:
Live Participant Dial In (Toll Free):	+1 877-407-0310
Live Participant Dial In (International):	+1 201-493-6786

To listen to the live webcast, please go to http://www.ptmarine.com and click on the conference call link at the top of the page or go to: https://78449.themediaframe.com/dataconf/productusers/pme/mediaframe/26971/indexl.html. This webcast will be archived and accessible through the Company’s website for approximately 30 days following the call.

About Pingtan

Pingtan is a global fishing company engaging in ocean fishing through its subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing.

Business Risks and Forward-Looking Statements

This press release may contain forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Although forward-looking statements reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Risks include the ability to successfully finish the modification and rebuilding of the 27 vessels, complete the maintenance of the large-scale vessels and begin fishing operations as expected; unanticipated delays in the modification, rebuilding and maintenance process; need for additional capital and the availability of financing; our ability to successfully manage relationships with customers, distributors and other important relationships; technological changes; competition; demand for our products and services; the deterioration of general economic conditions, whether internationally, nationally or in the local markets in which we operate; legislative or regulatory changes that may adversely affect our business and operations, including suspension or revocation of licenses; operational, mechanical, climatic or other unanticipated issues that adversely affect the production capacity of the Company’s fishing vessels and their ability to generate expected annual revenue and net income; inability to sell products to the end-customer at the levels anticipated; and other risk factors contained in Pingtan’s SEC filings available at www.sec.gov, including Pingtan’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason.

Pingtan Marine Enterprise, Ltd.	Page 6
November 8, 2018

CONTACT:

Roy Yu

Chief Financial Officer

Pingtan Marine Enterprise Ltd.

Tel: +86 591 87271753

ryu@ptmarine.net

Maggie Li
Investor Relations Manager
Pingtan Marine Enterprise Ltd.
Tel: +86 591 8727 1753
mli@ptmarine.net

INVESTOR RELATIONS COUNSEL:

The Equity Group Inc.

Adam Prior, Senior Vice President
Tel: (212) 836 9606
aprior@equityny.com

Katherine Yao, Senior Associate

Tel: +86 10 5661 7012

kyao@equityny.com

Pingtan Marine Enterprise, Ltd.	Page 7
November 8, 2018

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(IN U.S. DOLLARS)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017

REVENUE	$14,685,465	$5,462,792	$39,175,903	$46,819,813

COST OF REVENUE	5,300,829	5,549,796	17,235,179	33,360,356

GROSS PROFIT (LOSS)	9,384,636	(87,004)	21,940,724	13,459,457

OPERATING EXPENSES:
Selling	319,919	194,202	1,181,720	761,495
General and administrative	774,693	977,603	3,855,961	3,325,268
General and administrative - depreciation	1,378,056	1,219,006	4,423,289	3,582,549
Grant income	(7,477,736)	(9,274,101)	(8,529,848)	(22,023,741)
(Gain) loss on fixed assets disposal	(49,626)	190,162	2,129,124	187,709
Total Operating Expenses	(5,054,694)	(6,693,128)	3,060,246	(14,166,720)

INCOME FROM OPERATIONS	14,439,330	6,606,124	18,880,478	27,626,177

OTHER INCOME (EXPENSE):
Interest income	4,552	20,617	39,084	172,043
Interest expense	(261,974)	(490,383)	(919,542)	(1,841,792)
Foreign currency transaction (loss) gain	(373,237)	396,852	(207,022)	941,734
(Loss) gain from cost method investment	(9,052)	318,125	388,368	318,125
Loss on equity method investment	(60,422)	(322,151)	(121,537)	(27,500)
Other expense	(2,312)	(66)	(2,997)	(6,331)

Total Other Expense, net	(702,445)	(77,006)	(823,646)	(443,721)

INCOME BEFORE INCOME TAXES	13,736,885	6,529,118	18,056,832	27,182,456
INCOME TAXES	-	-	-	-
NET INCOME	$13,736,885	$6,529,118	$18,056,832	$27,182,456

LESS: NET INCOME ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	1,133,820	576,194	1,635,990	2,351,967

NET INCOME ATTRIBUTABLE TO OWNERS OF THE COMPANY	$12,603,065	$5,952,924	$16,420,842	$24,830,489

COMPREHENSIVE INCOME:
NET INCOME	13,736,885	6,529,118	18,056,832	27,182,456
OTHER COMPREHENSIVE (LOSS) INCOME
Unrealized foreign currency translation (loss) gain	(6,297,631)	2,138,127	(8,348,613)	4,821,019
COMPREHENSIVE INCOME	$7,439,254	$8,667,245	$9,708,219	$32,003,475
LESS: COMPREHENSIVE INCOME ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	630,060	744,763	968,131	2,732,334
COMPREHENSIVE INCOME ATTRIBUTABLE TO OWNERS OF THE COMPANY	$6,809,194	$7,922,482	$8,740,088	$29,271,141
NET INCOME PER ORDINARY SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY
Basic and diluted	$0.16	$0.08	$0.21	$0.31
WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:
Basic and diluted	79,055,053	79,055,053	79,055,053	79,055,053

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November 8, 2018

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN U.S. DOLLARS)

	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$9,520,325	$2,005,540
Restricted cash	-	1,821,187
Accounts receivable, net of allowance for doubtful accounts	5,876,688	13,012,671
Inventories, net of reserve for inventories	8,758,299	3,560,261
Prepaid expenses	2,928,564	110,536
Other receivables	676,228	273,151

Total Current Assets	27,760,104	20,783,346

OTHER ASSETS:
Cost method investment	3,052,681	3,213,859
Equity method investment	28,875,594	30,521,466
Prepayment for long-term assets	-	11,577,057
Property, plant and equipment, net	186,682,836	135,042,467

Total Other Assets	218,611,111	180,354,849

Total Assets	$246,371,215	$201,138,195

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$40,233,469	$4,301,146
Accounts payable - related parties	2,355,353	1,803,698
Short-term bank loans	-	14,600,978
Long-term bank loans - current portion	7,486,336	5,968,596
Accrued liabilities and other payables	4,195,792	5,354,616
Due to related parties	11,165,392	4,386,901

Total Current Liabilities	65,436,342	36,415,935

OTHER LIABILITIES:
Long-term bank loans - non-current portion	26,093,150	17,217,104

Total Liabilities	91,529,492	53,633,039

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Equity attributable to owners of the company:
Ordinary shares ($0.001 par value; 225,000,000 shares authorized; 79,055,053 shares issued and outstanding at September 30, 2018 and December 31, 2017)	79,055	79,055
Additional paid-in capital	81,682,599	81,682,599
Retained earnings	54,398,379	40,349,189
Statutory reserve	12,978,343	12,978,343
Accumulated other comprehensive loss	(13,412,643)	(5,731,889)
Total equity attributable to owners of the company	135,725,733	129,357,297
Non-controlling interest	19,115,990	18,147,859

Total Shareholders’ Equity	154,841,723	147,505,156

Total Liabilities and Shareholders’ Equity	$246,371,215	$201,138,195

Pingtan Marine Enterprise, Ltd.	Page 9
November 8, 2018

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(IN U.S. DOLLARS)

	For the Nine Months Ended September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,056,832	$27,182,456
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	6,933,572	6,454,155
(Decrease) increase in allowance for doubtful accounts	(36,814)	221,209
Increase in reserve for inventories	38,614	2,639,816
Loss on equity method investment	121,537	27,500
Loss on disposal of fixed assets	2,129,124	194,039
Changes in operating assets and liabilities:
Accounts receivable	6,877,799	5,928,573
Inventories	(5,711,759)	3,421,517
Advances to suppliers	-	3,133,470
Prepaid expenses	(5,729,266)	8,311
Prepaid expenses - related parties	-	(225,434)
Other receivables	(435,794)	32,217,955
Other receivables - related party	-	1,180,928
Accounts payable	(530,936)	954,719
Accounts payable - related parties	677,529	2,024,366
Accrued liabilities and other payables	(939,878)	854,714
Accrued liabilities and other payables - related party	-	(9,886,677)
Due to related parties	2,529,409	14,854

NET CASH PROVIDED BY OPERATING ACTIVITIES	23,979,969	76,346,471

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(21,915,319)	(45,292,877)
Proceeds from government grants for fishing vessels construction	5,302,166	2,941,912
Payments for equity method investment	-	(294,191)

NET CASH USED IN INVESTING ACTIVITIES	(16,613,153)	(42,645,156)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loans	15,184,981	12,912,868
Repayments of short-term bank loans	(14,633,675)	(18,701,191)
Repayments of long-term bank loans	(2,990,981)	(8,722,769)
Advances from related parties	3,712,957	2,982,394
Payments made for dividend	(2,371,652)	(2,371,652)

NET CASH USED IN FINANCING ACTIVITIES	(1,098,370)	(13,900,350)
EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(574,848)	1,038,979
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	5,693,598	20,839,944
CASH,CASH EQUIVALENTS AND RESTRICTED CASH - beginning of period	3,826,727	3,732,318
CASH,CASH EQUIVALENTS AND RESTRICTED - end of period	$9,520,325	$24,572,262

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$1,331,128	$1,945,560
Income taxes	$-	$-

RECONCILIATION TO AMOUNTS ON CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	9,520,325	22,251,902
Restricted cash	-	2,320,360
TOTAL CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$9,520,325	$24,572,262
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of property and equipment by decreasing prepayment for long-term assets	$11,602,983	$1,029,669
Property and equipment acquired on credit as payable	$38,672,775	4,818,866